SeraCare Reports First Quarter Fiscal Year 2010 Results
—First Quarter Revenue Grew 21% Over Prior Year Comparable Period—
—First Quarter Cash Grew by $2.0M to End the Quarter with $8.2M in Cash—

Milford, MA, February 9, 2010—SeraCare Life Sciences, Inc. (NASDAQ: SRLS), a global life sciences company providing vital products and services to facilitate the discovery, development and production of human diagnostics and therapeutics, today reported operational and financial results for its first quarter of fiscal year 2010, ended December 31, 2009.

SeraCare reported revenue of $11.3 million for the quarter ended December 31, 2009 compared to $9.3 million for the same quarter of the prior year, reflecting 21% growth. Gross margins increased to 44% for the quarter compared to 25% for the same quarter of the prior year. The Company earned net income of $1.3 million and earnings per share on a basic and diluted basis of $0.07 for the quarter ended December 31, 2009 compared to a net loss of $16.9 million (which included a $15.1 million impairment charge) and a loss per share on a basic and diluted basis of $0.91 during the same period in fiscal 2009.

“SeraCare focused on increasing our customer base, expanding our business outside of the United States and delivering new products and services across our core markets—molecular diagnostics, vaccine development and cellular assays—which resulted in outstanding financial results in the first quarter of fiscal year 2010,” said Susan Vogt, President and Chief Executive Officer. “We will continue to execute on these strategic initiatives and expect to drive additional growth and profitability in fiscal year 2010.”

Recent Corporate Highlights:

•	Added five new, differentiated products to SeraCare’s portfolio to meet the needs of the Company’s growing customer base in the life sciences industry

•	Added more than 40 new customers during the first quarter of fiscal year 2010

•	Grew sales outside of the United States by 45% compared to the same quarter in the prior year

•	Increased Diagnostic & Biopharmaceutical Products revenue by $1.0 million, or 14%, and BioServices revenue by $1.0 million, or 41%, for the quarter ended December 31, 2009 compared to the same quarter in the prior year

•	Increased Diagnostic & Biopharmaceutical Products gross profit margin to 53% in the quarter ended December 31, 2009 from 29% in the same quarter in the prior year and increased BioServices gross profit margin to 24% in the quarter ended December 31, 2009 from 12% in the same quarter in the prior year

•	Generated $2.3 million in cash from operations during the quarter ended December 31, 2009, an improvement of $4.0 million compared to cash used of $1.7 million for the three months ended December 31, 2008

•	Increased cash balance to $8.2 million as of December 31, 2009 compared to $6.2 million at September 30, 2009

•	Completed the sale of the West Bridgewater facility in January 2010, paying off the mortgage in full

“Over the last twelve months, SeraCare focused on improving our operating processes, resulting in both increased gross margins and operating cash flows,” stated Gregory Gould, Chief Financial Officer. “With the recently completed sale of the West Bridgewater facility, SeraCare has less than $120,000 in debt in the form of capital leases and remains well positioned for continued growth.”

About SeraCare Life Sciences, Inc.:
SeraCare serves the global life sciences industry by providing vital products and services to facilitate the discovery, development and production of human diagnostics and therapeutics. The Company’s innovative portfolio includes diagnostic controls, plasma-derived reagents and molecular biomarkers, biobanking and contract research services. SeraCare’s quality systems, scientific expertise and state-of-the-art facilities support its customers in meeting the stringent requirements of the highly regulated life sciences industry.
Forward-Looking Statements:
This press release contains disclosures that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about SeraCare Life Sciences, Inc. (“SeraCare” or the “Company”). All statements regarding our expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budget, projected costs or cost savings, capital expenditures, competitive positions, growth opportunities for existing products or products under development, plans and objectives of management for future operations and markets for stock are forward-looking statements. In addition, forward-looking statements include statements in which we use words such as “expect,” “believe,” “anticipate,” “intend,” or similar expressions. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, we cannot assure you that these expectations will prove to have been correct, and actual results may differ materially from those reflected in the forward-looking statements. Factors that could cause our actual results to differ from the expectations reflected in the forward-looking statements in this press release include, but are not limited to, failure to maintain proper inventory levels, availability of financing, reductions or terminations of government or other contracts, interruption in our supply of products or raw materials, actions of SeraCare’s competitors and changes in the regulatory environment. Many of these factors are beyond our ability to control or predict.

Contacts:
Gregory A. Gould
Chief Financial Officer
SeraCare Life Sciences, Inc.
508-244-6400

Sarah Cavanaugh
MacDougall Biomedical Communications
781-235-3060

SERACARE LIFE SCIENCES, INC.

STATEMENTS OF OPERATIONS — UNAUDITED

	For the Three Months Ended
	December 31,
	2009	2008

Revenue	$11,257,105	$9,270,619

Cost of revenue	6,340,331	6,984,539

Gross profit	4,916,774	2,286,080

Research and development expense	163,273	393,576
Selling, general and administrative expenses	3,260,406	3,592,832
Impairment of goodwill	—	15,091,099

Operating income (loss)	1,493,095	(16,791,427)

Interest expense	(204,725)	(102,168)
Other income, net	2,465	7,582

Income (loss) before income taxes	1,290,835	(16,886,013)

Income tax expense	8,300	24,510

Net income (loss)	$1,282,535	$(16,910,523)

Earnings (loss) per common share:
Basic	$0.07	$(0.91)

Diluted	$0.07	$(0.91)

Weighted average shares outstanding:
Basic	18,740,261	18,568,906

Diluted	18,875,980	18,568,906